Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
SVP, Capital Markets, Acquisitions & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 3, 2014

STRATEGIC HOTELS & RESORTS REPORTS THIRD QUARTER 2014
FINANCIAL RESULTS

Third Quarter RevPAR Increases 6.4 percent and Total RevPAR Increases 7.0 percent; Comparable FFO per diluted share grew 64.3 percent year-over-year

CHICAGO - November 3, 2014 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the third quarter ended September 30, 2014.

($ in millions, except per share and operating metrics)	Third Quarter
Earnings Metrics	2014	2013	%
Net income attributable to common shareholders	$21.0	$3.8	458.2%
Net income per diluted share	$0.07	$0.00	N/A
Comparable funds from operations (Comparable FFO) (a)	$56.7	$29.8	90.2%
Comparable FFO per diluted share (a)	$0.23	$0.14	64.3%
Comparable EBITDA (a)	$75.2	$60.1	25.1%

Total United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$314.53	$296.68	6.0%
Occupancy	80.2%	80.0%	0.2	pts
Revenue per Available Room (RevPAR)	$252.30	$237.23	6.4%
Total RevPAR	$435.30	$406.77	7.0%
EBITDA Margins	27.0%	26.4%	60	bps

(a)
Please refer to the tables provided later in this press release for a reconciliation of net income attributable to common shareholders to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)
Operating statistics reflect results from the Company’s Total United States portfolio, which is derived from the Company's hotel portfolio at September 30, 2014, consisting of all 15 properties located in the United States.

($ in millions, except per share and operating metrics)	Year to date
Earnings Metrics	2014	2013	%
Net income attributable to common shareholders	$319.0	$(16.4)	N/A
Net income per diluted share	$1.32	$(0.11)	N/A
Comparable funds from operations (Comparable FFO) (a)	$117.0	$60.8	92.6%
Comparable FFO per diluted share (a)	$0.51	$0.29	75.9%
Comparable EBITDA (a)	$185.3	$154.8	19.6%

Total United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$299.25	$283.96	5.4%
Occupancy	76.3%	75.8%	0.5	pts
Revenue per Available Room (RevPAR)	$228.19	$215.30	6.0%
Total RevPAR	$422.50	$392.12	7.7%
EBITDA Margins	25.3%	23.9%	140	bps

(a)
Please refer to the tables provided later in this press release for a reconciliation of net income attributable to common shareholders to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)
Operating statistics reflect results from the Company’s Total United States portfolio, which is derived from the Company's hotel portfolio at September 30, 2014, consisting of all 15 properties located in the United States.

“Consistent with our focused strategy, we are pleased with our excellent financial results in the quarter including a 25% increase in comparable EBITDA and a 64% increase in comparable FFO per share,” stated Raymond L. Gellein, Chairman and CEO of Strategic Hotels & Resorts.  “We continue to experience strong group demand and ancillary spend in our portfolio, leading to a 7% increase in Total RevPAR in the quarter and a 7.7% increase year to date.  We are committed to capitalizing on our significant embedded growth and increasing our portfolio through potential acquisitions of strategically and financially attractive investment opportunities.  Given the tremendous improvements we have made to our balance sheet, we are well positioned to continue to enhance shareholder value through the execution of our operating and growth strategy as we look ahead to 2015,” concluded Gellein.
Third Quarter Highlights

▪	Total consolidated revenues were $305.3 million in the third quarter of 2014, a 36.5 percent increase over the prior year period.

▪
Net income attributable to common shareholders was $21.0 million, or $0.07 per diluted share, in the third quarter of 2014, compared with $3.8 million, or $0.00 per diluted share, in the third quarter of 2013.

▪	Comparable FFO was $0.23 per diluted share in the third quarter of 2014, compared with $0.14 per diluted share in the prior year period, a 64.3 percent increase over the prior year period.

▪	Comparable EBITDA was $75.2 million in the third quarter of 2014, compared with $60.1 million in the prior year period, a 25.1 percent increase between periods.

▪
Total United States portfolio RevPAR increased 6.4 percent in the third quarter of 2014, driven by a 6.0 percent increase in ADR and a 0.2 percentage point increase in occupancy compared to the third quarter of 2013. Total RevPAR increased 7.0 percent between periods with non-rooms revenue increasing by 8.0 percent between periods.

▪
Group occupied room nights in the Total United States portfolio increased 14.9 percent in the third quarter 2014 offsetting a 7.2 percent decline in transient occupied room nights compared to the third quarter of 2013. Transient ADR increased 8.8 percent compared to the third quarter of 2013 and group ADR increased 5.6 percent.

▪
Total United States portfolio EBITDA margins expanded 60 basis points in the third quarter of 2014, compared to the third quarter of 2013. Adjusted for certain one-time items impacting the third quarter of 2013 and 2014, EBITDA margins expanded 70 basis points.

▪
Group room nights currently booked for 2014 are 6.2 percent higher compared to room nights booked for 2013 at the same time last year, with rates 3.6 percent higher, resulting in a 10.0 percent RevPAR increase.

The Company reported financial results for the nine month period ended September 30, 2014 as follows:

▪	Total consolidated revenues were $776.1 million for the nine month period ended September 30, 2014, a 22.8 percent increase over the prior year period.

▪
Net income attributable to common shareholders was $319.0 million, or $1.32 per diluted share, compared with net loss attributable to common shareholders of $16.4 million, or $0.11 per diluted share, for the nine month period ended September 30, 2013. Results for the nine month period ending September 30, 2014 include gains on sales of assets totaling $156.5 million and gains on the consolidation of affiliates totaling $143.5 million. These one-time items have been excluded from Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share.

▪	Comparable FFO was $0.51 per diluted share compared with $0.29 per diluted share in the nine month period ended September 30, 2013, a 75.9 percent increase between periods.

▪	Comparable EBITDA was $185.3 million compared with $154.8 million for the nine month period ended September 30, 2013, a 19.6 percent increase between periods.

Preferred Dividends
On August 28, 2014, the Company’s board of directors declared a quarterly dividend of $0.51563 per share of 8.25% Series B Cumulative Redeemable Preferred Stock, which was paid on September 30, 2014 to shareholders of record as of the close of business on September 15, 2014.

Transaction Activity
On August 29, 2014, the Company closed on a $115.0 million loan secured by the InterContinental Miami hotel. The loan bears interest at a fixed rate of 3.99 percent and matures in 2024.

Subsequent Events
On October 10, 2014 the Company entered into an amendment to the employment agreement with its president and chief executive officer, Raymond L. Gellein. The term of the employment agreement was extended until December 31, 2015.

2014 Guidance
Based on the results of the first nine months of 2014 and current forecasts for the remainder of the year, management is updating its guidance ranges for full year 2014 as follows:

For the full-year ending December 31, 2014, the Company is providing the following guidance ranges:

Guidance Metrics	Previous Range	Revised Range
RevPAR	5.5% - 7.0%	5.5% - 7.0%
Total RevPAR	5.5% - 7.0%	6.0% - 7.0%
EBITDA Margin expansion	150 - 200 basis points	150 - 200 basis points
Comparable EBITDA	$235M - $250M	$240M - $250M
Comparable FFO per diluted share	$0.62 - $0.68	$0.65 - $0.69

Earnings Call

The Company will conduct its third quarter 2014 conference call for investors and other interested parties on Monday, November 3, 2014 at 11:00 a.m. Eastern Time (ET).  Interested individuals are invited to access the call by dialing 866.953.6860 (toll international: 617.399.3484) with passcode 37266467. To participate on the webcast, log on to the company's website at http://www.strategichotels.com or http://edge.media-server.com/m/p/peuzy77q/lan/en 15 minutes before the call to download the necessary software.
For those unable to listen to the call live, a taped rebroadcast will be available beginning at 3:00 p.m. ET on November 3, 2014 through 11:59 p.m. ET on November 10, 2014. To access the replay, dial 888.286.8010 (toll international: 617.801.6888) with passcode 16606548.  A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.earnings.com for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results. This supplemental data is considered an integral part of this earnings release. These materials are available on the Strategic Hotels & Resorts’ website at www.strategichotels.com.
About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 16 properties with an aggregate of 7,865 rooms and 835,000 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of economic conditions and disruption in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain, refinance or extend maturing debt; the Company's ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.
Additional risks are discussed in the Company's filings with the SEC, including those appearing under the heading "Item 1A. Risk Factors" in the Company's most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2014 net income attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share (in millions, except per share data):

	Low Range	High Range
Net Income Attributable to Common Shareholders	$315.6	$325.6
Depreciation and Amortization	121.5	121.5
Interest Expense	83.8	83.8
Income Taxes	1.9	1.9
Non-controlling Interests	1.2	1.2
Adjustments from Consolidated Affiliates	(16.0)	(16.0)
Adjustments from Unconsolidated Affiliates	8.4	8.4
Preferred Shareholder Dividends	13.7	13.7
Preferred Stock Redemption Liability	6.9	6.9
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(157.2)	(157.2)
Gain on Consolidation of Affiliates	(143.5)	(143.5)
Other Adjustments	3.9	3.9
Comparable EBITDA	$240.0	$250.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$315.6	$325.6
Depreciation and Amortization	120.8	120.8
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(157.2)	(157.2)
Gain on Consolidation of Affiliates	(143.5)	(143.5)
Non-controlling Interests	1.2	1.2
Adjustments from Consolidated Affiliates	(8.5)	(8.5)
Adjustments from Unconsolidated Affiliates	5.1	5.1
Interest Rate Swap OCI Amortization	8.9	8.9
Preferred Stock Redemption Liability	6.9	6.9
Other Adjustments	2.9	2.9
Comparable FFO	$152.0	$162.0
Comparable FFO per Diluted Share	$0.65	$0.69